Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

IVERIC bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$5,973,476,540.89(1)(2)	0.0001102	$658,277.11(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$5,973,476,540.89
Total Fees Due for Filing			$658,277.11
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$658,277.11

(1)	Aggregate number of securities to which transaction applies:

As of May 19, 2023, the maximum number of shares of our common stock to which this transaction applies is estimated to be 153,547,246, which consists of:

(a)	137,976,851 shares of our common stock entitled to receive the per share merger consideration of $40.00;

(b)	11,969,673 shares of our common stock underlying stock options entitled to receive the excess, if any, of the per share merger consideration of $40.00 over the applicable per share exercise price;

(c)	2,725,437 shares of our common stock underlying restricted stock units (including performance vesting restricted stock units that will vest upon the closing of the transaction) entitled to receive the per share merger consideration of $40.00;

(d)	198,432 shares of our common stock underlying performance vesting restricted stock units entitled to receive a cash-based award with respect to an amount in cash equal to the per share merger consideration of $40.00; and

(e)	676,853 shares of our common stock reserved for issuance under the employee stock purchase plan entitled to receive the per share merger consideration of $40.00.

(2)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of May 19, 2023, the underlying value of the transaction was calculated as the sum of:

(a)	the product of 137,976,851 shares of our common stock and the per share merger consideration of $40.00;

(b)	the product of 11,969,673 shares of our common stock underlying stock options and $25.93, which is the difference between the per share merger consideration of $40.00 and the stock options’ weighted-average exercise price of $14.07;

(c)	the product of 2,725,437 shares of our common stock underlying restricted stock units and the per share merger consideration of $40.00;

(d)	the product of 198,432 shares of our common stock underlying performance vesting restricted stock units and the per share merger consideration of $40.00; and

(e)	the product of 676,853 shares of our common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $40.00.

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.